UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HC2 Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HC2 HOLDINGS, INC.

SUPPLEMENT TO THE CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF HC2 HOLDINGS, INC.

IN OPPOSITION TO A CONSENT SOLICITATION BY PERCY ROCKDALE LLC

April 17, 2020

These additional definitive materials (this “Supplement”) are being filed to update and supplement the definitive consent revocation statement on Schedule 14A, File No. 001-35210 (the “Consent Revocation Statement”), filed by HC2 Holdings, Inc. (“HC2” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2020, and first mailed by HC2 to its stockholders on or about April 6, 2020, seeking the revocation of consents in connection with the solicitation of written consents (the “Consent Solicitation”) by Percy Rockdale LLC and certain of its affiliates (collectively, “Percy Rockdale”) to remove, without cause, all six members of HC2’s board of directors (the “Board”) and replace them with Percy Rockdale’s own handpicked nominees and to repeal certain changes to the Fourth Amended and Restated By-Laws of the Company related to Percy Rockdale’s campaign. The information contained in this Supplement is incorporated by reference into the Consent Revocation Statement. Terms used in this Supplement, but not otherwise defined, have the meanings ascribed to such terms in the Consent Revocation Statement.

This Supplement contains important supplemental information to the Consent Revocation Statement and should be read in conjunction with the Consent Revocation Statement. This Supplement does not change the Percy Rockdale Proposals on which it is soliciting consents or the Company’s recommendation that stockholders revoke any consent previously given in favor of the Percy Rockdale Proposals. To the extent that information in this Supplement differs from, or updates information to, the information contained in the Consent Revocation Statement, the information in this Supplement shall supersede or supplement, as applicable, the information in the Consent Revocation Statement. The information contained in this Supplement speaks only as of April 17, 2020, unless the information specifically indicates that another date applies.

If you have not already submitted a WHITE consent revocation card in connection with the Consent Solicitation, you are urged to do so promptly. This Supplement does not affect the validity of any WHITE consent revocation card that HC2’s stockholders may have previously received or delivered following the distribution of the Consent Revocation Statement. You may revoke a previously submitted consent and express your opposition to the Percy Rockdale Proposals (regardless of whether you have previously submitted a consent) by signing, dating and promptly mailing the enclosed WHITE Consent Revocation Card in the enclosed pre-paid envelope to our proxy solicitor, Okapi Partners LLC (“Okapi”), the firm assisting us in soliciting the revocation of consents. No action is required by any HC2 stockholder who has previously delivered a WHITE consent revocation card following the distribution of the Consent Revocation Statement and who does not wish to revoke or change such WHITE consent revocation card.

If you have any questions about giving your consent revocation or require assistance, please contact Okapi. Stockholders may call Okapi at (877) 629-6355. Banks and brokerage firms may call Okapi at (212) 297-0720. Stockholders, banks and brokerage firms may also contact Okapi via email at HC2consent@okapipartners.com.

Supplemental Information Regarding Stockholder Litigation

On April 10, 2020, a lawsuit was filed by Robert Tera, on behalf of himself and all other similarly situated public stockholders of HC2 (the “Plaintiffs”), against HC2 and members of the Board (the “Defendants”). The Defendants believe that the lawsuits are without merit and specifically deny that any action or supplemental disclosure was or is required. However, to render certain of Plaintiffs’ claims in the lawsuit inapplicable, to avoid nuisance, potential expense and delay, and to provide additional information to the Company’s stockholders, the Board has taken certain actions, and the Company has determined to supplement the Consent Revocation Statement.

Page 16 of the Consent Revocation Statement is amended and supplemented by adding a new section entitled “Certain Legal Proceedings Affecting the Company and the Board” at the top of the page, immediately above the section entitled “Certain Legal Proceedings Affecting Mr. Falcone”:

Certain Legal Proceedings Affecting the Company and the Board

On April 10, 2020, a purported stockholder of the Company filed a class action complaint in the Delaware Court of Chancery captioned Tera v. HC2 Holdings Inc., et al., C.A. No. 2020-0275-JRS (the “Stockholder Litigation”).  The complaint alleges that the Company’s consent revocation materials (i) contain misleading disclosures relating to the Certificates of Designation, (ii) fail to disclose that a majority of the Board may approve the Percy Rockdale Nominees for purposes of the Certificates of Designation such that the Percy Rockdale Nominees would be considered “Continuing Directors” and (iii) inaccurately state that electing the Percy Rockdale Nominees will cause a Change of Control under the Certificates of Designation because it will lead to a person or group obtaining the power to elect a majority of the members of the Board.  The complaint seeks (i) a declaration requiring the Board to approve the Percy Rockdale Nominees for purposes of the Certificates of Designation, (ii) a declaration that the Board breached its fiduciary duties by issuing misleading disclosures and (iii) an injunction requiring the Board to issue additional disclosures relating to the Change of Control provisions in the Certificates of Designation.

Please see “Certain Potential Adverse Consequences of the Consent Solicitation” on page 52 of this Consent Revocation Statement for additional information regarding the change in control definition in the Certificates of Designation for the Preferred Stock.

Page 52 of the Consent Revocation Statement is amended and supplemented by adding the following text (except for the parenthetical in the fifth sentence of the second paragraph below) immediately after the second paragraph in the section entitled “Certain Potential Adverse Consequences of the Consent Solicitation”:

The Certificates of Designation provide that the Company is required to make an offer to the holders of the Preferred Stock to redeem the Preferred Stock on the first day on which a majority of the members of the Board are not Continuing Directors. Continuing Directors include, among other things, members of the Board who were directors on certain dates specified in the Certificates of Designation and who were approved by a majority of those members of the Board that were both Continuing Directors and Independent Directors (as defined in the Certificates of Designation). After consideration of various factors, consultation with the Company’s counsel and review of the Stockholder Litigation, even though the Board does NOT believe it to be in the best interests of the Company and its stockholders to consent to the election of any of the Percy Rockdale Nominees, the Board (with Mr. Falcone recusing himself because he is not an Independent Director) has determined to approve the Percy Rockdale Nominees, solely and specifically for the purposes of deeming them Continuing Directors pursuant to the Certificates of Designation to avoid triggering, and to render inapplicable, such prong of the change in control definition. The Board is NOT approving the Percy Rockdale Nominees for purposes of endorsing or otherwise supporting the consent to elect the Percy Rockdale Nominees. As a result of the approval of the Percy Rockdale Nominees for this limited purpose, the Company believes that if the Percy Rockdale Nominees are elected pursuant to the Consent Solicitation, their election will not trigger the requirement for the Company to make an offer to the holders of Preferred Stock to redeem the Preferred Stock on the first day on which a majority of the members of the Board are not Continuing Directors under the Certificates of Designation. Notwithstanding the above, the Board unanimously recommends that stockholders revoke any consent delivered in favor of the election of the Percy Rockdale Nominees.

The Certificates of Designation also provide that the Company is required to make an offer to the holders of the Preferred Stock to redeem the Preferred Stock if any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) obtains the power (whether or not exercised) to elect a majority of the members of the Board (other than pursuant to a revocable proxy in favor of the Company’s proposed slate of directors in respect of an annual meeting or other meeting related to the election of directors). The Plaintiffs in the Stockholder Litigation have alleged that this prong of the change in control definition under the Certificates of Designation would not be triggered by virtue of Percy Rockdale obtaining a majority of consents in the Consent Solicitation because Percy Rockdale will not have the power to elect a majority of the members of the Board and such power will remain with HC2’s stockholders. The Company believes that a reasonable view of this prong of the change in control definition is that the election of the Percy Rockdale Nominees in the Consent Solicitation would not trigger a change in control under the Certificate of Designations. However, the holders of the Preferred Stock may take a different view than the Plaintiffs and if the Percy Rockdale Nominees are elected, the holders of the Preferred Stock may allege that the Company is required to make an offer to redeem the Preferred Stock pursuant to the Certificates of Designation, as described above. The holder of the Series A Preferred Stock entitled to give a waiver has agreed that such holder will not seek to exercise its right to require the Company to redeem the shares of such Series A Preferred Stock, if such redemption right were to arise under this prong of the Certificate of the Designation or as a result of the outcome of the Consent Solicitation. The Company has communicated with the holder of the Series A-2 Preferred Stock entitled to give a waiver to request a similar waiver, indicating that such holder will not seek to exercise its rights to require the Company to redeem the shares of such Series A-2 Preferred Stock, if such redemption right were to arise under this prong of the Certificate of the Designation or as a result of the outcome of the Consent Solicitation. With respect to the Series A-2 Preferred Stock, Continental (the Company’s wholly-owned subsidiary) owns approximately $10 million of such series, and the other holder owns approximately $4 million of such series. There can be no assurance as to whether the holder of the Series A-2 Preferred Stock will grant any such waiver (see the paragraph below in this Supplement for a description of the vote required by the holders of the Preferred Stock to grant a waiver). In addition, in its consent solicitation statement on Schedule 14A, filed with the SEC on April 3, 2020, Percy Rockdale has stated that it would intend to engage with the holders of the Preferred Stock to waive, restructure or otherwise amend the potential consequences of a change in control. Whether or not this prong of the change in control definition is applicable if the Percy Rockdale Nominees become a majority of the Board, unlike the prong of the change in control definition described in the paragraph above, there is no unilateral action that the Board can take with respect to this prong of the change in control definition to avoid triggering, and to render inapplicable, such prong.

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Supplemental Information Regarding Certain Adverse Consequences of the Consent Solicitation

Page 52 of the Consent Revocation Statement is amended and supplemented by replacing the first sentence of the second paragraph in the section entitled “Certain Potential Adverse Consequences of the Consent Solicitation”:

In the event that the Removal Proposal and the Election Proposal are approved, and the Percy Rockdale Nominees are elected to the Board, the Company may be required, unless a waiver is obtained by the holders of shares of (i) Series A Preferred Stock (excluding shares held by Continental) owning more than 75% of the accrued value of the Series A Preferred Stock, plus any accrued and unpaid dividends (to the extent not included in the accrued value of the Series A Preferred Stock) or (ii) Series A-2 Preferred Stock (excluding shares held by Continental) owning more than 75% of the accrued value of the Series A-2 Preferred Stock, plus any accrued and unpaid dividends (to the extent not included in the accrued value of the Series A-2 Preferred Stock), to make an offer to redeem the applicable class of Preferred Stock, at a price per share of the applicable class of Preferred Stock equal to the greater of (x) the accrued value of the applicable class of Preferred Stock, plus any accrued and unpaid dividends (to the extent not included in the accrued value of applicable class of Preferred Stock), and (y) the value that would be received if the share of applicable class of Preferred Stock were converted into Common Stock.

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